UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2015 (April 16, 2015)
ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (276) 619-4410
(Former name or former address, if changed since last report)
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[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 16, 2015, Alpha Natural Resources, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the average closing price of the Company’s common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price required by the NYSE under Section 802.01C of the NYSE Listed Company Manual (“Section 802.01C”).
In response, as required by Section 802.01C, the Company plans to notify the NYSE of its intent to cure the deficiency and restore its compliance with the listing standards of Section 802.01C, and it will submit a plan outlining the actions it intends to take to do so. This plan may include the implementation of a reverse stock split in the event that the Company does not otherwise restore its compliance with the listing standards of Section 802.01C and the reverse stock split is approved by the Company’s stockholders, as described in the Company’s proxy statement for the 2015 annual meeting of stockholders. Under Section 802.01C, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement.
The notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during this period, subject to the Company’s compliance with other listing standards, under the symbol “ANR,” but with the added designation of “.bc” to indicate the Company’s “below compliance” status. In the event that the Company fails to restore its compliance with the continued listing standards of Section 802.01C, that section calls for the NYSE to commence procedures for the suspension and delisting of the Company’s common stock.
As required under Section 802.01C, the Company issued a press release on April 17, 2015, announcing that it had received a notice of noncompliance. A copy of that press release is attached hereto as Exhibit 99.1.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1*	Press Release, dated April 17, 2015.
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

April 17, 2015	By:	/s/ William L. Phillips, III
Name: William L. Phillips, III
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description
99.1*	Press Release, dated April 17, 2015.
*Filed herewith.